One Biscayne Tower, 21st Floor 2 South Biscayne Boulevard Miami, Florida 33131-1811 Telephone: 305.373.9400 Facsimile: 305.373.9443 www.broadandcassel.com

April 29, 2010

Puda Coal, Inc.
426 Xuefu Street
Taiyuan, Shanxi Province
The People’s Republic of China

Re:	Puda Coal, Inc., a Florida corporation (the “Company”) Post-Effective Amendment No. 3 on Form S-3 to Registration Statement on Form S-1 (the “Amendment”)

Ladies and Gentlemen:

You have requested our opinion with respect to the Company’s conversion (the “Conversion”) from a Florida corporation to a Delaware corporation under the Florida Business Corporation Act (the “FBCA”).  As special Florida counsel to the Company, we have examined only the following documents (collectively, the “Documents”): (i) a copy of the Company’s Certificate of Conversion as filed with the Florida Secretary of State on July 30, 2009; (ii) the Written Consent Without a Meeting of the Board of Directors effective as of July 1, 2009; (iii) the Written Consent Without a Meeting of the Shareholders of the Company effective as of July 1, 2009; (iv) a copy of the Plan of Conversion adopted by the Board of Directors as of July 1, 2009; (v) a copy of the Certificate of Incorporation for Puda Coal, Inc., a Delaware corporation, as filed with the Delaware Secretary of State on July 30, 2009; (vi) a copy of the Shareholder Notice Letter (the “Shareholder Notice”) dated July 8, 2009 mailed to Company’s shareholders of record on July 8, 2009; (vii) a copy of the Affidavit of Fidelity Transfer Company dated July 9, 2009 with respect to the mailing of the Shareholder Notice; and (viii) a Certificate to Counsel of even date herewith containing certain representations to this Firm. To the extent that matters of fact are involved in the conclusion expressed below, such conclusion is based exclusively upon the foregoing Documents, without any attempt by us to independently verify such matters of fact.

In rendering the opinion expressed below, we have assumed (i) the Conversion complies with the applicable provisions of the Delaware General Corporation Law; and (ii) there is no pending or threatened claim, action, litigation, suit or other proceeding, either judicial or administrative against the Company or Puda Delaware challenging the Conversion as illegal,  improper or invalid.

We advise you that we are members of The Florida Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein.

BOCA RATON • DESTIN • FT. LAUDERDALE • MIAMI • ORLANDO • TALLAHASSEE • TAMPA • WEST PALM BEACH

This opinion letter has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 1991, as amended and supplemented, that has been issued by the Business Law Section of The Florida Bar (the “Report”).  The Report is incorporated by reference into this opinion letter.

Based on, and subject to, the foregoing, we are of the opinion that the Conversion (i) complies with the requirements set forth in the FBCA for a conversion of a Florida corporation into “another business entity” as defined in the FBCA; and (ii) is effective under the FBCA.  Our opinion with respect to the effectiveness of the Conversion is subject to and limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditor's rights and remedies generally.

We hereby consent to the filing of this opinion letter as an exhibit to the Amendment. We also consent to the use of our name under the caption “Legal Matters” in the prospectus constituting part of the Amendment. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ BROAD AND CASSEL
BROAD AND CASSEL

BOCA RATON • DESTIN • FT. LAUDERDALE • MIAMI • ORLANDO • TALLAHASSEE • TAMPA • WEST PALM BEACH